EXHIBIT 99.1
FirstCash Reports Record First Quarter Results;
Earnings per Share Increase 32% in Total and 24% on an Adjusted Basis;
Announces Acquisitions of 22 U.S. Pawn Stores and 19 New Store Openings in LatAm;
Declares Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (April 25, 2024) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the three month period ended March 31, 2024. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.35 per share, which will be paid in May 2024.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted record first quarter operating results with year-over-year earnings per share growth of 32% in total and 24% on a non-GAAP adjusted basis. The strong results were driven by the continued strength of core pawn operations as pawn receivables increased 23% over the prior year in the U.S., while the growth of pawn receivables in Latin America was strong in the first quarter and accelerated sequentially compared to the prior quarter. In addition, double-digit revenue growth and improved margins for AFF resulted in a 43% increase in the retail POS payment solutions segment earnings over the same period last year.

“We continue to see significant store growth opportunities and are pleased to announce the completion last week of a pawn acquisition which adds 21 store locations in North Carolina. Coupled with an earlier one-store acquisition and 19 first quarter new store openings, FirstCash has added 41 locations so far this year and now has over 3,000 pawn locations in total, a major milestone which further bolsters its position as the largest pawn operator in the Americas.

“Given FirstCash’s continued profitability and strong cash flows, we remain focused on shareholder returns and are pleased to again pay our regular cash dividend this quarter of $0.35 per share, or $1.40 annualized. The Company also completed a $500 million bond offering during the first quarter that enabled us to pay down a significant portion of the revolving credit facility and provides additional long-term funding for growth and future shareholder returns.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$836,370	$762,739	$836,370	$762,739
Net income	$61,368	$47,388	$70,189	$57,700
Diluted earnings per share	$1.35	$1.02	$1.55	$1.25
EBITDA (non-GAAP measure)	$132,587	$110,704	$131,592	$109,570
Weighted-average diluted shares	45,387	46,312	45,387	46,312

Consolidated Operating Highlights
•Gross revenues totaled $836 million in the first quarter, an increase of 10% compared to the prior-year quarter while net revenues, or gross profit, increased 14% over the same period.
•Diluted earnings per share for the first quarter increased 32% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 24% compared to the prior-year quarter.
•Net income for the first quarter increased 30% over the prior-year quarter on a GAAP basis while adjusted net income increased 22% compared to the prior-year quarter. For the twelve month period ended March 31, 2024, net income totaled $233 million on a GAAP basis while adjusted net income was $289 million.
•Adjusted EBITDA increased 20% in the first quarter compared to the prior-year quarter. For the twelve month period ended March 31, 2024, adjusted EBITDA totaled $534 million, an increase of 20% over the comparable prior-year period.
•Operating cash flows for the twelve month period ended March 31, 2024 were $428 million and adjusted free cash flows (a non-GAAP measure) were $201 million.

Store Base and Platform Growth
•Pawn Stores:
◦During the first quarter, the Company added a total of 20 new pawn locations which included one acquired location in the U.S. and 19 store openings in Latin America. The new stores in Latin America included 15 locations in Mexico, two locations in Guatemala, and one location each in Colombia and El Salvador.
◦Subsequent to quarter end, the Company acquired 21 pawn stores in North Carolina. This brings the total store count in this important U.S. market to 75 locations.
◦As of today, the Company has 3,017 locations, comprised of 1,199 U.S. locations and 1,818 locations in Latin America.
◦The Company also purchased the underlying real estate at nine of its existing pawn stores during the first quarter. This brings the total number of owned U.S. locations to 346.
•Retail POS Payment Solutions Merchant Partnerships:
◦At March 31, 2024, there were approximately 12,200 active retail and e-commerce merchant partner locations, representing a 24% increase in the number of active merchant locations compared to a year ago.
◦Since the Company’s acquisition of AFF in December 2021, the number of active merchant locations has increased almost 90%.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the first quarter of 2024 was $97 million, an increase of $16 million, or 19%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to 26% for the first quarter of 2024, an improvement over the 24% margin for the prior-year quarter.
•Pawn loan fee revenue increased 20% for the first quarter, while on a same-store basis, pawn loan fee revenue increased 12% compared to the prior-year quarter. The increased pawn loan fee revenue reflected store growth and continued growth in demand for pawn loans.
•Pawn receivables continued to grow to record levels, increasing 23% in total at March 31, 2024 compared to the prior year. The increase in total pawn receivables was driven by a 7% increase in the U.S. store count coupled with an impressive 14% same-store increase. The same-store increase was driven by a 6% increase in average loan size and an 8% increase in the number of loans outstanding.

•Total retail merchandise sales increased 12% in the first quarter of 2024 compared to the prior-year quarter. Same-store retail sales increased 4% compared to the prior-year quarter, which was a meaningful sequential improvement from the less than 1% increase in the fourth quarter of 2023 as compared to the fourth quarter of 2022.
•Retail sales margins remained strong at 41% for the first quarter and continue to be driven by optimized loan-to-value ratios, solid demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended March 31, 2024, which equaled the prior-year annualized inventory turnover. Inventories aged greater than one year at March 31, 2024 remained extremely low at 1%.
•Operating expenses for the first quarter increased 8% in total due primarily to the 7% weighted-average store growth in the second half of 2023. Same-store expenses were flat compared to the prior-year quarter.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the first quarter of 2024 was 17.0 pesos / dollar, a favorable change of 9% versus the comparable prior-year period.
•First quarter segment pre-tax operating income totaled $32 million, which was a modest 3% decline compared to the prior year resulting in a pre-tax operating margin of 16% compared to 18% in the prior-year quarter. On a constant currency basis, which excludes the favorable foreign exchange rate impact in 2024, segment income was down 10% for the quarter compared to the prior-year quarter due primarily to increased costs related to inflationary pressures and continued store expansion as described further below.
•Pawn loan fees increased 16%, or 6% on a constant currency basis, in the first quarter of 2024 as compared to the prior-year quarter, while same-store pawn loan fees increased 16%, or 5% on a constant currency basis, compared to the prior year.
•Pawn receivables at March 31, 2024 increased 16%, or 7% on a constant currency basis, in total and on a same-store basis compared to the prior year.
•Retail merchandise sales in the first quarter of 2024 increased 10%, or flat on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the first quarter of 2024 were up 9%, or flat on a constant currency basis, compared to the prior-year quarter.
•Retail margins increased to 36% for the first quarter of 2024 compared to 34% in the prior-year quarter. Annualized inventory turnover improved to 4.4 times for the trailing twelve months ended March 31, 2024 versus 4.3 times for the same prior-year period, while inventories aged greater than one year at March 31, 2024 remained extremely low at 1%.
•Operating expenses increased 21% in total and 18% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 11% in total and 8% on a same-store basis. The increase in total expenses from all stores reflected increased store counts, accelerated store opening activity and higher labor costs (due primarily to further increases in the federal minimum wage and other mandated benefit programs) along with other inflationary impacts.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•First quarter segment pre-tax operating income totaled $33 million, an increase of 43% over the prior-year quarter.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 10% compared to the prior-year quarter.

•Gross transaction volume from originated LTO and POS financing transactions totaled $256 million for the first quarter, representing an increase of 3% over the first quarter of last year as the 24% increase in active merchant doors offset a decline of 14% in same-door originations. Most of the same-door origination decrease was in AFF’s significant furniture category as many furniture, appliance and electronics retailers experienced softer than expected sales activity during the quarter.
•Combined gross leased merchandise and finance receivables outstanding at March 31, 2024 increased 5% compared to the March 31, 2023 balances.
•AFF continues to provide up front expected lifetime loss provisioning on leased merchandise and finance receivable originations. The resulting allowance on leased merchandise and finance receivables at March 31, 2024 was 42% of the gross receivables, which was consistent with the prior year.
•The combined lease and loan loss provision, as a percentage of the total gross transaction volume originated, decreased slightly from 31% during the first quarter of 2023 to 29% during the first quarter of 2024, which reflected lower than expected charge-offs on first half of 2023 originations.
•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products for the first quarter of 2024 was 5.3% compared to the prior year of 4.7%. The current year rate was impacted in part by slower portfolio growth in the current quarter compared to last year but remains well within the Company’s targeted range for NCO’s.
•Operating expenses increased 4% compared to the prior-year quarter, primarily due to increased acquisition and servicing costs to support receivable growth.

Cash Flow and Liquidity
•Each of the Company’s business segments generated significant operating cash flows during the twelve month period ended March 31, 2024. Consolidated operating cash flows for the twelve month period ended March 31, 2024 totaled $428 million and adjusted free cash flows (a non-GAAP measure) were $201 million. The cash flows helped fund significant growth in earning assets and continued investments in the store platform over the past twelve months, which included:
◦Net investment in working capital of over $100 million to fund year-over-year increases in customer receivables, pawn inventories and LTO merchandise
◦Acquisitions of pawn stores totaling $181 million
◦Investments in real estate of $64 million
•In February 2024, the Company successfully completed an offering of $500 million of 6.875% senior unsecured notes due in 2032. The Company used the proceeds to reduce the outstanding balance on the Company’s higher-rate, revolving credit facility. Total outstanding debt at March 31, 2024 decreased $53 million on a sequential basis compared to December 31, 2023.
•The majority (over $1.5 billion) of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032.
•The Company’s consolidated debt to trailing twelve months EBITDA ratio was 2.75x adjusted EBITDA (as defined in the Company’s U.S. revolving commercial bank credit facility which provides proforma credit for acquired earnings) at March 31, 2024.

Shareholder Returns
•The Board of Directors declared a $0.35 per share second quarter cash dividend, which will be paid on May 31, 2024 to stockholders of record as of May 15, 2024. This represents an annualized dividend of $1.40 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company has $200 million available under the currently authorized share repurchase program. Given the current volume of acquisition activity, the Company did not repurchase any shares during the first quarter of 2024. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 12% return on equity and a 6% return on assets for the twelve months ended March 31, 2024. Using adjusted net income for the twelve months ended March 31, 2024, the adjusted return on equity was 15% while the adjusted return on assets was 7%.

2024 Outlook
The Company’s outlook for 2024 continues to be highly positive, with expected year-over-year growth in revenue and earnings in all segments driven by the continued growth in earning asset balances coupled with recent store additions. Anticipated conditions and trends for the remainder of 2024 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2024 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be approximately 80% of total segment level pre-tax income for the full year.
•The Company is now targeting the addition of approximately 90 to 100 locations in 2024 through new store openings and acquisitions. The Company’s current store count for 2024 stands at 3,017 locations. Furthermore, management continues to see a pipeline of additional acquisition opportunities in both the U.S. and Latin America, which could further boost store additions.
U.S. Pawn
•U.S. pawn operations are expected to benefit in 2024 from full year revenue and earnings contributions from the 87 stores acquired in the second half of 2023 and the 22 stores acquired thus far in 2024.
•Same-store pawn receivables at March 31, 2024 were up 14% compared to a year ago. Year-over-year same-store receivable growth in April continues at a similar pace, although as a reminder, these growth rates for the balance of 2024 are expected to moderate as the Company begins to lap the significant prior year growth in pawn receivables beginning in the second quarter of 2023.
•Retail sales are expected to follow similar trends to pawn fees with retail margins of 40% or more.
•Store operating expenses are expected to increase in line with store additions.
Latin America Pawn
•Latin America pawn loan growth to-date in April is currently up approximately 18% on a dollar basis and 9% on a constant currency basis as compared to the prior-year period and full year 2024 fee growth is anticipated to remain in a mid-single digit range or better assuming foreign exchange rates remain steady.
•Retail sales in Latin America are also expected to grow, although at a slightly slower rate than pawn fees given current inventory levels, which remain below historical levels as a percentage of pawn receivables. Retail margins are anticipated to remain in a 35% to 36% range.
•Store operating expenses in Latin America this year are expected to rise in a range of 7% to 10% for the full year compared to last year due to increased store counts along with continued inflationary impacts (primarily related to further minimum wage increases in Latin America). Even with increased operating expenses, the Company still anticipates earnings growth from the Latin America segment over the remainder of the year.

Retail POS Payment Solutions (AFF) Operations:
•Despite softer than expected retail sales during the first quarter at many of AFF’s furniture merchant partners, the Company is still projecting growth in gross transaction volumes, which are now expected to grow 4% to 8% in 2024. Resulting revenues are now forecast to grow year-over-year in a similar range for the balance of 2024.
•The full year loss provision expense for 2024 is expected to remain in line with origination activity, with anticipated provision rates (combined provision for lease and loan losses as a percentage of the total gross transaction volume originated) ranging between 28% and 32% in the second quarter of 2024 and 27% and 31% for the full year. As a reminder, provisioning rates are seasonally higher in the first half of the year versus the last half based on the proximity to the tax refund collection cycle typically in the first quarter each year.
•Operating expenses for the full year are expected to remain relatively consistent with the first quarter run-rate for the balance of 2024.

Interest Expense, Tax Rates and Currency:
•Net interest expense is expected to increase for full year 2024 compared to 2023, with most of the increase expected in the first half of 2024 due to higher year-over-year interest rates for the comparative periods.
•For the full year of 2024, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 25% to 26%.
•Each full point change in the exchange rate of the Mexico peso represents an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s first quarter results, “Our consolidated earnings in the first quarter were outstanding as evidenced by 20% or greater growth in consolidated net income, earnings per share and adjusted EBITDA over last year.

“The Company’s overall pawn operations continue to perform exceptionally, driven by what we believe to be ongoing inflationary pressures and credit tightening impacting cash-constrained consumers. Our ability to provide customers with fast, convenient and ready access to cash coupled with a wide array of value-priced pre-owned retail merchandise is unique in both the consumer finance and retail sectors. As a result, our U.S. pawn operations generated 20% growth in pawn fees coupled with 12% growth in retail merchandise sales in the first quarter compared to last year, which contributed significantly to the strong consolidated results.

“We are also encouraged by first quarter pawn demand and retail margin trends in Latin America. While first quarter operating expenses were impacted by another increase in the minimum wage in Mexico, we saw strong sequential improvement in pawn receivables and improved retail margins in the first quarter. Accordingly, we continue to expect full year earnings growth in 2024 in Latin America.

“While reaching the 3,000 store milestone is a significant accomplishment, we expect further expansion in our core pawn business. We are extremely excited to complete the announced acquisition in North Carolina which further expands our strong presence in this fast growing state. Additionally, we added 20 stores in the first quarter, including 19 new large format stores across four countries in Latin America, and expect 50-60 new store additions for the full year. We believe the outlook for additional store openings and acquisitions over the balance of 2024 remains highly positive.

“AFF posted strong first quarter results as well and continues to be an accretive addition to our growth platform, representing approximately 21% of our pre-tax segment income. While the current retail environment for new, higher-ticket furniture remains challenging, we have increased the number of merchant partner doors by 24% year-over-year and continue to expand merchant relationships into other non-furniture categories. As a result, AFF’s POS payment solutions are now being offered through more than 12,000 retail and e-commerce merchant partner locations across 26 product and service categories.

“Our balance sheet remains very strong. During the quarter we completed a $500 million bond offering that allowed us to pay down a significant portion of our higher interest rate credit facility, providing greater financial flexibility going forward for continued acquisitions, new store growth and future share buybacks.

“In summary, we believe the value proposition to our customers across multiple segments is stronger than ever and that we are well positioned to meet their needs and continue to generate long-term revenue and earnings results for our shareholders,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 12,200 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2024. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products, including those changes resulting from shifts in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and higher gas prices, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2024	2023
Revenue:
Retail merchandise sales	$366,821	$327,915
Pawn loan fees	179,535	151,560
Leased merchandise income	205,671	183,438
Interest and fees on finance receivables	57,387	54,642
Wholesale scrap jewelry sales	26,956	45,184
Total revenue	836,370	762,739

Cost of revenue:
Cost of retail merchandise sold	223,529	199,001
Depreciation of leased merchandise	120,284	101,605
Provision for lease losses	43,010	49,065
Provision for loan losses	30,418	29,285
Cost of wholesale scrap jewelry sold	23,289	35,727
Total cost of revenue	440,530	414,683

Net revenue	395,840	348,056

Expenses and other income:
Operating expenses	221,136	199,061
Administrative expenses	43,057	39,017
Depreciation and amortization	26,027	27,111
Interest expense	25,418	20,897
Interest income	(743)	(517)
Gain on foreign exchange	(186)	(802)
Merger and acquisition expenses	597	31
Other expenses (income), net	(1,351)	45
Total expenses and other income	313,955	284,843

Income before income taxes	81,885	63,213

Provision for income taxes	20,517	15,825

Net income	$61,368	$47,388

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$135,070	$100,795	$127,018
Accounts receivable, net	69,703	56,357	71,922
Pawn loans	456,079	377,697	471,846
Finance receivables, net	105,653	102,093	113,901
Inventories	302,385	257,603	312,089
Leased merchandise, net	157,785	148,854	171,191
Prepaid expenses and other current assets	30,460	29,523	38,634
Total current assets	1,257,135	1,072,922	1,306,601

Property and equipment, net	658,349	563,422	632,724
Operating lease right of use asset	320,515	308,890	328,458
Goodwill	1,730,353	1,591,460	1,727,652
Intangible assets, net	265,184	315,865	277,724
Other assets	10,080	9,204	10,242
Deferred tax assets, net	5,836	7,534	6,514
Total assets	$4,247,452	$3,869,297	$4,289,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$138,812	$142,277	$163,050
Customer deposits and prepayments	75,423	69,075	70,580
Lease liability, current	100,874	95,338	101,962
Total current liabilities	315,109	306,690	335,592

Revolving unsecured credit facilities	15,000	308,000	568,000
Senior unsecured notes	1,529,147	1,036,176	1,037,647
Deferred tax liabilities, net	133,606	145,686	136,773
Lease liability, non-current	209,208	201,871	215,485
Total liabilities	2,202,070	1,998,423	2,293,497

Stockholders’ equity:
Common stock	573	573	573
Additional paid-in capital	1,727,564	1,730,747	1,741,046
Retained earnings	1,263,564	1,092,697	1,218,029
Accumulated other comprehensive loss	(36,702)	(77,060)	(43,037)
Common stock held in treasury, at cost	(909,617)	(876,083)	(920,193)
Total stockholders’ equity	2,045,382	1,870,874	1,996,418
Total liabilities and stockholders’ equity	$4,247,452	$3,869,297	$4,289,915

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expenses of pawn store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2024	2023	(Decrease)
Revenue:
Retail merchandise sales (1)	$236,990	$210,681	12%
Pawn loan fees	122,974	102,684	20%
Wholesale scrap jewelry sales	17,726	26,316	(33)%
Total revenue	377,690	339,681	11%

Cost of revenue:
Cost of retail merchandise sold (2)	139,914	121,929	15%
Cost of wholesale scrap jewelry sold	15,266	21,082	(28)%
Total cost of revenue	155,180	143,011	9%

Net revenue	222,510	196,670	13%

Segment expenses:
Operating expenses	118,895	109,781	8%
Depreciation and amortization	7,013	5,870	19%
Total segment expenses	125,908	115,651	9%

Segment pre-tax operating income	$96,602	$81,019	19%

Operating metrics:
Retail merchandise sales margin	41%	42%
Net revenue margin	59%	58%
Segment pre-tax operating margin	26%	24%

(1)Includes $1.0 million and $1.7 million of retail merchandise sales from intersegment transactions for the three months ended March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated U.S. retail merchandise sales for the three months ended March 31, 2024 and 2023 totaled $236.0 million and $209.0 million, respectively.

(2)Includes $0.6 million and $0.9 million of cost of retail merchandise sold from intersegment transactions for the three months ended March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated U.S. cost of retail merchandise sold for the three months ended March 31, 2024 and 2023 totaled $139.3 million and $121.0 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of March 31,
	2024	2023	Increase
Earning assets:
Pawn loans	$315,792	$256,773	23%
Inventories	216,762	178,587	21%
	$532,554	$435,360	22%

Average outstanding pawn loan amount (in ones)	$261	$248	5%

Composition of pawn collateral:
General merchandise	29%	30%
Jewelry	71%	70%
	100%	100%

Composition of inventories:
General merchandise	41%	42%
Jewelry	59%	58%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$130,849	$118,937	10%	$119,466	—%
Pawn loan fees	56,561	48,876	16%	51,626	6%
Wholesale scrap jewelry sales	9,230	18,868	(51)%	9,230	(51)%
Total revenue	196,640	186,681	5%	180,322	(3)%

Cost of revenue:
Cost of retail merchandise sold	84,183	77,963	8%	76,886	(1)%
Cost of wholesale scrap jewelry sold	8,023	14,645	(45)%	7,313	(50)%
Total cost of revenue	92,206	92,608	—%	84,199	(9)%

Net revenue	104,434	94,073	11%	96,123	2%

Segment expenses:
Operating expenses	67,425	55,756	21%	61,712	11%
Depreciation and amortization	5,105	5,445	(6)%	4,670	(14)%
Total segment expenses	72,530	61,201	19%	66,382	8%

Segment pre-tax operating income	$31,904	$32,872	(3)%	$29,741	(10)%

Operating metrics:
Retail merchandise sales margin	36%	34%		36%
Net revenue margin	53%	50%		53%
Segment pre-tax operating margin	16%	18%		16%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				March 31,
	As of March 31,			2024	Increase
	2024	2023	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$140,287	$120,924	16%	$129,667	7%
Inventories	85,623	79,016	8%	79,185	—%
	$225,910	$199,940	13%	$208,852	4%

Average outstanding pawn loan amount (in ones)	$97	$85	14%	$90	6%

Composition of pawn collateral:
General merchandise	63%	67%
Jewelry	37%	33%
	100%	100%

Composition of inventories:
General merchandise	66%	72%
Jewelry	34%	28%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.4 times	4.3 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$205,671	$183,438	12%
Interest and fees on finance receivables	57,387	54,642	5%
Total revenue	263,058	238,080	10%

Cost of revenue:
Depreciation of leased merchandise (1)	120,774	102,172	18%
Provision for lease losses (2)	43,180	49,166	(12)%
Provision for loan losses	30,418	29,285	4%
Total cost of revenue	194,372	180,623	8%

Net revenue	68,686	57,457	20%

Segment expenses:
Operating expenses	34,816	33,524	4%
Depreciation and amortization	721	736	(2)%
Total segment expenses	35,537	34,260	4%

Segment pre-tax operating income	$33,149	$23,197	43%

(1)Includes $0.5 million and $0.6 million of depreciation of leased merchandise from intersegment transactions for the three months ended March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated depreciation of leased merchandise for the three months ended March 31, 2024 and 2023 totaled $120.3 million and $101.6 million, respectively.

(2)Includes $0.2 million and $0.1 million of provision for lease losses from intersegment transactions for the three months ended March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated provision for lease losses for the three months ended March 31, 2024 and 2023 totaled $43.0 million and $49.1 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023	Increase
Leased merchandise	$154,121	$151,175	2%
Finance receivables	102,165	98,440	4%
Total gross transaction volume	$256,286	$249,615	3%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of March 31,
	2024	2023	Increase
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$253,876	$243,363	4%
Less allowance for lease losses	(95,786)	(93,269)	3%
Leased merchandise, net (1)	$158,090	$150,094	5%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$201,673	$190,703	6%
Less allowance for loan losses	(96,020)	(88,610)	8%
Finance receivables, net	$105,653	$102,093	3%

(1)Includes $0.3 million and $1.2 million of intersegment transactions as of March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated net leased merchandise as of March 31, 2024 and 2023 totaled $157.8 million and $148.9 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$95,752	$79,576	20%
Provision for lease losses (1)	43,180	49,166	(12)%
Charge-offs	(45,149)	(37,146)	22%
Recoveries	2,003	1,673	20%
Balance at end of period	$95,786	$93,269	3%

Leased merchandise portfolio metrics:
Provision rate (2)	28%	33%
Average monthly net charge-off rate (3)	5.5%	5.0%
Delinquency rate (4)	20.5%	18.3%

Allowance for loan losses:
Balance at beginning of period	$96,454	$84,833	14%
Provision for loan losses	30,418	29,285	4%
Charge-offs	(33,279)	(27,117)	23%
Recoveries	2,427	1,609	51%
Balance at end of period	$96,020	$88,610	8%

Finance receivables portfolio metrics:
Provision rate (2)	30%	30%
Average monthly net charge-off rate (3)	5.0%	4.3%
Delinquency rate (4)	19.2%	17.2%

(1)Includes $0.2 million and $0.1 million of provision for lease losses from intersegment transactions for the three months ended March 31, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated provision for lease losses for the three months ended March 31, 2024 and 2023 totaled $43.0 million and $49.1 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of March 31, 2024, the Company operated 2,997 pawn store locations comprised of 1,179 stores in 29 U.S. states and the District of Columbia, 1,721 stores in 32 states in Mexico, 67 stores in Guatemala, 15 stores in Colombia and 15 stores in El Salvador.

The following table details pawn store count activity for the three months ended March 31, 2024:

	Three Months Ended March 31, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,183	1,814	2,997
New locations opened (1)	—	19	19
Locations acquired	1	—	1
Consolidation of existing pawn locations (2) (3)	(5)	(15)	(20)
Total locations, end of period	1,179	1,818	2,997

(1)In addition to new store openings, the Company strategically relocated two stores in the U.S. during the three months ended March 31, 2024.

(2)Store consolidations were primarily acquired locations over the past seven years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(3)Includes 10 pawnshops located in Acapulco, Mexico that were severely damaged by a hurricane in the fall of 2023 which the Company elected to consolidate with other stores in this market. The Company expects to replace certain of these locations in this market over time as the city’s infrastructure recovers.

Retail POS Payment Solutions

As of March 31, 2024, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 12,200 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico. This compares to the active door count of approximately 9,800 locations at March 31, 2023.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above-or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended		Trailing Twelve Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
	In Thousands	In Thousands	In Thousands	In Thousands
Net income and diluted earnings per share, as reported	$61,368	$47,388	$233,281	$272,878
Adjustments, net of tax:
Merger and acquisition expenses	457	22	6,524	2,389
Non-cash foreign currency gain related to lease liability	(169)	(847)	(1,100)	(1,293)
AFF purchase accounting and other adjustments	9,573	11,102	52,812	66,810
Gain on revaluation of contingent acquisition consideration	—	—	—	(92,014)
Other expenses (income), net	(1,040)	35	(2,154)	(2,204)
Adjusted net income and diluted earnings per share	$70,189	$57,700	$289,363	$246,566

	Three Months Ended
	March 31,
	2024	2023
	Per Share	Per Share
Net income and diluted earnings per share, as reported	$1.35	$1.02
Adjustments, net of tax:
Merger and acquisition expenses	0.01	—
Non-cash foreign currency gain related to lease liability	—	(0.01)
AFF purchase accounting and other adjustments	0.21	0.24
Other expenses (income), net	(0.02)	—
Adjusted net income and diluted earnings per share	$1.55	$1.25

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Net income	$61,368	$47,388	$233,281	$272,878
Income taxes	20,517	15,825	78,240	76,959
Depreciation and amortization	26,027	27,111	108,077	105,401
Interest expense	25,418	20,897	97,764	75,384
Interest income	(743)	(517)	(1,695)	(1,154)
EBITDA	132,587	110,704	515,667	529,468
Adjustments:
Merger and acquisition expenses	597	31	8,488	3,105
Non-cash foreign currency gain related to lease liability	(241)	(1,210)	(1,571)	(1,847)
AFF purchase accounting and other adjustments (1)	—	—	13,968	29,822
Gain on revaluation of contingent acquisition consideration	—	—	—	(112,119)
Other expenses (income), net	(1,351)	45	(2,798)	(2,863)
Adjusted EBITDA	$131,592	$109,570	$533,754	$445,566

(1)Excludes $12.4 million and $54.6 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months and trailing twelve months ended March 31, 2024, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA. Excludes $14.4 million and $56.9 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months and trailing twelve months ended March 31, 2023, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Cash flow from operating activities	$122,532	$110,594	$428,080	$459,754
Cash flow from certain investing activities:
Pawn loans, net (1)	25,149	44,358	(54,187)	(8,842)
Finance receivables, net	(15,311)	(24,540)	(106,213)	(109,954)
Purchases of furniture, fixtures, equipment and improvements	(26,427)	(13,828)	(72,747)	(42,386)
Free cash flow	105,943	116,584	194,933	298,572
Merger and acquisition expenses paid, net of tax benefit	457	22	6,524	2,389
Adjusted free cash flow	$106,400	$116,606	$201,457	$300,961

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
March 31, 2024
Adjusted net income (1)	$289,363

Average stockholders’ equity (average of five most recent quarter-end balances)	$1,945,395
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	15%

Average total assets (average of five most recent quarter-end balances)	$4,108,157
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	March 31,		Favorable /
	2024	2023	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	16.7	18.1	8%
Three months ended	17.0	18.7	9%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.8	—%
Three months ended	7.8	7.8	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,842	4,627	17%
Three months ended	3,915	4,762	18%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com